Exhibit 5.3

RIEMER & BRAUNSTEINLLP

                          COUNSELORS AT LAW

Three Center Plaza •Boston, Massachusetts 02108-2003

(617) 523-9000 •Fax (617) 880-3456

E-Mail firm@riemerlaw.com

Burlington Office:

Seven New England Executive Park

Burlington, Massachusetts 01803-5008

(781) 273-2270 • Fax (781) 273-0776

September 16, 2003

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

Re: Registration of Securities of Pliant Corporation

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-107843) of Pliant Corporation, a Utah corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $250,000,000 principal amount of the Company’s 11 1/8% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933 (the “New Notes”), which New Notes will be guaranteed (the “Guarantees”) by, among others, Pierson Industries, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”), for a like principal amount of the Company’s outstanding 11 1/8% Senior Secured Notes due 2009 (the “Old Notes”), which Old Notes have also been guaranteed by such guarantors.

Reference is further made to the Indenture dated as of May 30, 2003 (the “Indenture”) among the Company, as Issuer, the Note Guarantors, and Wilmington Trust Company, as trustee. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Indenture will have the meanings given in the Indenture.

We have acted as special Massachusetts counsel to the Massachusetts Guarantor in connection with the above.

In rendering this opinion, we have examined and relied solely upon originals or copies of the following (the “Reliance Documents”):

1. The Indenture.

2. The specimen of the global securities representing the Old Notes and the New Notes.

September 16, 2003

3. Certificate of the Secretary of State of the Commonwealth of Massachusetts dated September 16, 2003, concerning the legal existence and good standing of the Massachusetts Guarantor as a Massachusetts corporation, and various other matters.

4. The Articles of Organization of the Massachusetts Guarantor, as amended (the “Articles of Organization”), certified as a true and correct copy by the State Secretary, and certified by the Clerk of the Massachusetts Guarantor as being the duly adopted, complete and currently effective Articles of Organization of the Massachusetts Guarantor.

5. The By-Laws of the Massachusetts Guarantor (the “By-Laws”), certified by the Clerk of the Massachusetts Guarantor as being the duly adopted, complete and currently effective By-Laws of the Massachusetts Guarantor.

6. Certificate of the Clerk of the Massachusetts Guarantor dated as of May 30, 2003, concerning the Articles of Organization, the By-Laws, certain corporate resolutions of the Massachusetts Guarantor, the incumbency and authority of certain officers of the Massachusetts Guarantor, and certain other matters relating to the Massachusetts Guarantor.

7. Copy of Written Consent of the Sole Stockholder in Lieu of a Meeting dated May 29, 2003 executed on behalf of Uniplast U.S., Inc., by an individual whom we assume to have been duly authorized so to do.

8. Officer’s Certificate of the Chief Financial Officer of the Massachusetts Guarantor dated  September 15, 2003 updating the Certificate of the Clerk dated as of May 30, 2003 concerning the Articles of Organization, the By-Laws, certain corporate resolutions of the Massachusetts Guarantor, the incumbency and authority of certain officers of the Massachusetts Guarantor, and certain other matters relating to the Massachusetts Guarantor.

For purposes of this opinion, we have not reviewed any documents other than the Reliance Documents. In particular, we have not reviewed any documents that are referred to in or incorporated by reference into the documents reviewed by us (except to the extent constituting a Reliance Document). We have assumed that there exists no provision in any document (including any organizational documents or corporate records of the Massachusetts Guarantor, or any agreements to which it is a party or by which it is bound) that we have not reviewed that is inconsistent with the opinions stated herein.

In addition to the other assumptions which are described elsewhere in this letter, in rendering our opinions set forth herein we have assumed, without inquiry or investigation (other than our review of the Reliance Documents), the following:

1. That the transactions contemplated by the Indenture are in furtherance of the corporate purposes of the Massachusetts Guarantor, within the meaning of Massachusetts General Laws, Chapter 156B, Section 9.

RIEMER & BRAUNSTEINLLP

                          COUNSELORS AT LAW

September 16, 2003

2. That the Massachusetts Guarantor is a wholly-owned subsidiary of Uniplast U.S., Inc., and an indirect wholly-owned subsidiary of the Company.

3. That, except to the extent provided in Paragraph 1, below, each of the parties to the documents examined by us has been duly created, organized, or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its formation or organization.

4. That, except to the extent provided in Paragraph 2, below, each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and has duly authorized, executed and delivered such documents.

5. That the Indenture constitutes the legal, valid binding obligations of the respective parties thereto, enforceable against each such party in accordance with the terms thereof.

6. That the Borrowers will use the proceeds of the New Notes, and conduct their activities, in accordance with the terms of the Indenture.

7. The genuineness of all signatures (including on those documents of which we have only been furnished copies), the authenticity and completeness of all documents furnished to us as originals, the conformity of copies (including those received by facsimile or electronic transmission) of documents to the originals thereof, the authenticity and completeness of the originals of the documents of which we have been furnished copies (including those received by facsimile or electronic transmission), and, as to those documents as to which any party thereto executed a signature page separate from the document itself, that (a) the affixation of each such signature page to the subject document was duly authorized, and that the subject document is identical to the subject document furnished to such signatory of the same and to us, and (b) that the completed document is identical to the document furnished to us as an original or copy of an original for our review in connection with this opinion.

8. The legal capacity and competency of natural persons.

9. As to all acts undertaken by any governmental authority, or by one purporting to act in any governmental capacity, the due appointment, election, selection, incumbency, power, authority, and qualification of each such person, and the regularity, validity and legality of all actions taken by such person on behalf of such governmental authority. We have also assumed that all public records reviewed by us are accurate and complete.

10. That all matters to which various persons have certified or made representations or warranties in any of the Reliance Documents remain unchanged from the date of such certification or representation.

11. That, as to factual matters (including factual conclusions and characterizations and descriptions of purpose, intention or state of mind), all statements, warranties and representations made by any person (including the Company and the Massachusetts Guarantor) in any of the Reliance Documents were when made, and are as of the date of this opinion, accurate, true, correct and complete, and have not

RIEMER & BRAUNSTEINLLP

                          COUNSELORS AT LAW

September 16, 2003

changed from when made, and no fact exists (including the existence of oral or written modifications, agreements, understandings or course of prior dealing, which limit, modify, define, qualify, supplement, or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated by the Indenture) which has not previously been disclosed to us in writing, and if so disclosed would cause a modification to the opinions and views expressed in this letter.

Our assumption of certain matters as set forth above or elsewhere in this opinion does not constitute our representation that we have independently verified (as we have specifically advised you we have not) such matters, or the accuracy, completeness, or fairness of any statement, information, or financial data furnished to you in connection with the transactions contemplated by the Indenture or otherwise. Moreover, we express no opinion as to the reasonableness of our assumptions herein, although (not having made any independent inquiry or conducted any independent investigation) nothing has come to our attention which would lead us to question the reasonableness thereof. No inference should be drawn that we are expressing any opinion herein as to the legal matters assumed herein, or as to our knowledge of the existence or absence of facts from the fact of our representation of the Massachusetts Guarantor (which representation to date has been limited solely to the rendering of the opinions set forth herein) or any other person.

Based upon, and subject to, the foregoing and the final paragraphs of this letter, it is our opinion that:

1. The Massachusetts Guarantor is a corporation validly existing and in good standing under the Massachusetts Business Corporation Law, with corporate power to enter into the Indenture and to perform its obligations thereunder.

2. The execution and delivery of the Indenture and the performance by the Massachusetts Guarantor of its obligations under the Indenture (including the guarantee of the New Notes by the Massachusetts Guarantor) have been duly authorized by all necessary corporate action on the part of the Massachusetts Guarantor. The Indenture has been duly executed and delivered on behalf of the Massachusetts Guarantor.

We wish to point out that our opinions expressed in this letter are limited solely to the substantive internal laws of the Commonwealth of Massachusetts (as applied by the state courts of the Commonwealth of Massachusetts). We have made no independent review of, and express no opinion with regard to, the laws of any other jurisdiction, and we express no opinion regarding the statutes, administrative decisions, rules, regulations, ordinances or requirements of any county, municipality, subdivision, or other local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder, nor shall we be deemed to be appearing or practicing before the Securities and Exchange Commission (the “Commission”), or providing advice in respect of the United States securities laws or the Commission’s rules or regulations thereunder.

RIEMER & BRAUNSTEINLLP

                          COUNSELORS AT LAW

September 16, 2003

The opinions expressed herein are as of the date hereof, do not relate to the effect of any act, omission to act, or change in relevant laws (statutory, decisional, or otherwise) after the date hereof, and are limited to those expressly stated herein. No other opinions are implied or should be inferred herefrom. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that hereafter may come to our attention, or any changes in law that hereafter may occur.

Very truly yours,

/S/    RIEMER & BRAUNSTEIN LLP

RIEMER & BRAUNSTEINLLP

                          COUNSELORS AT LAW